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                                                                    EXHIBIT 99.2
                                                                      TRANSCRIPT


HVT - Q1 2003 HAVERTY FURNITURE INC EARNINGS CONFERENCE CALL - APRIL 24, 2003

OPERATOR

         Good morning. My name is Ashley and I will be your conference facilitator today. At this time I would like to welcome everyone to the Havertys Furniture first quarter earnings release conference call. All lines have been placed on mute to prevent any background noise. Media and individual investors will be in a listen-only mode for the duration of the call. After the speakers' remarks, there will be a question and answer period. If any institutional and analyst participants would like to participate and ask a question during this time, simply press star 1 on your telephone key pad and questions will be taken in the order they are received. If you would like to withdraw your question, press the pound key. Thank you. With us today from Havertys are Mr. Clarence Smith, President and CEO and Mr. Dennis Fink, Executive Vice President and CFO. Thank you, you may begin your conference.

DENNIS FINK , EVP AND CHIEF FINANCIAL OFFICER

Good morning, everyone. This is Dennis Fink. I want to thank you for joining us for the quarterly earnings conference call at Havertys. First I would like to remind everybody that this call is being recorded and note that we will also plan to furnish a copy of the transcript of this conference call to the SEC on form 8K within the next five business days. I will turn it over to Clarence Smith, Havertys' President and CEO.

CLARENCE SMITH, PRESIDENT AND CEO

Thanks, Dennis. Good morning. As announced, the first quarter of 2003 was consistent with the sales trend we experienced in the fourth quarter of 2002, with sales slightly positive but comp store sales down in the mid single digits. Our SG&A expenses were similar to those we had in the third quarter 2002, due in large part to the opening of new stores and the distribution system in the middle of last year. We will have the Eastern distribution center store roll-out program complete by the end of the second quarter, with 50 stores fully on the system, representing approximately 45% of our business. During the second quarter we will be vacating 5 additional stand-alone warehouse operations, with an expected net reduction of 50 related distribution personnel. The projected annualized savings in rent and operational cost from this phase of consolidating distribution and leveraging our Eastern distribution center will be approximately $2 million and will start at that rate for the third quarter of 2003. We have added many exciting enhancements to our customer service capabilities with automated dispatch and check-in systems, and quicker response capabilities to all our markets served by the Eastern DC. We believe that these enhancements will help us to continue to gain market share in our cities and allow us to more easily and efficiently serve new markets within reach of our distribution centers. Our focus now is to continue to leverage on the Eastern distribution center in Braselton and the home delivery center in Virginia, enhancing our service quality, improving our product flow and increasing our turnover. Our first quarter sales showed strength in bedding and upholstery and weakness in bedroom

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sales, due in some part to lower price points, soft sales in youth bedroom furniture --and some difficulty bringing in a few best sellers from overseas. We were pleased to see formal dining rooms show positive sales trends for the first time in well over a year, due to some new values and transitional styles that we have added. Painted finishes and more casual patterns such as country French, casual metal and wood groups and lighter finishes are helping to drive the category. Some of the other merchandise trends we see - - imported leather continues to dominate the values shown in the major upholstered categories such as sofas, chairs, sectionals, recliners and motion groups. We are bringing in excellent values both in imported finished leather goods and imports of cut and sewn hides that are applied to frames domestically. More leather is shown with wood accents on arm panels and on sofa bases and cleaner leather collections with nail head trim. Beds with leather panels and headboards and foot boards, and on side rails are quite popular. This quarter we will begin to promote new upholstery and leather values from China and Italy, which should create excitement and possibly help gains for the category. These sofas will be at new price points, but we have focused on providing more look and value with styles and better grades of leathers usually seen from higher end suppliers. We continue to strive to maintain our value proposition with our customer base in these times of increasing lower priced imports from Asia. More import suppliers are beginning to offer different types of warehousing options, which help us to assist with inventory management - both in leather and in wood collections. We are seeing some offering warehousing in China and some are offering warehousing domestically. Havertys continues to buy our imported merchandise FOB U.S. port or our DCs. In other style trends, the cottage look is quite popular. Collections in warm wood finishes including pieces in aged, peeling finishes and woods in painted accents are strong. Red, white and a strong mix of black accent pieces - primarily on a bed or case piece such as a chest or nightstand are adding excitement to our floors. Tropical themes in island collections are expanding. Bedroom and dining room groups with wood accents, woven rattan, hand painted palm trees and tropical fabric designs are popular, especially in our more coastal markets. We're seeing imported wood collections moving to fewer carvings. Large cases and beds with shaped panels, doors and drawers as well as serpentine shapes or louvered panels give more visual interest without the heavy carvings. We're doing well with groups using interesting woods such as burl to frame the drawers and doors. Traditional collections in country European or traditional styles are shown in cleaner lines and more relaxed finishes. Havertys branded merchandise continues to build with sales double the same period last year, and margins 230 basis points higher than the overall average margin. Broyhill, Lane, Action and Thomasville continue to round out our top suppliers. Lane continues to show good growth as leather, motion and sectionals have gained in importance. We're continuing to grow in some of the best markets in our regions. In May we will open a large store in West Palm Beach in a remodeled former big box retailer, and we will also open a new store in San Antonio. Late this year we will open our fourth greater Washington, D.C. store in a former Home Place in Bowie, Maryland, our first

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in that state. We are excited about moving into these new markets which we anticipate will be some of the best for our customer base. With the Iraq war, Easter holidays and taxes behind us, we are optimistic that we will begin to see a return to positive monthly same store comp sales before the end of the year. Some of our largest markets such as Austin, Dallas and Atlanta, have been hit by significant losses of higher-paying jobs which has impacted our comp sales. We expect to see this job loss level off and improve in the coming months. We believe that our positioning in the key markets in the southeast, south central and southwestern states is excellent and we have developed the best infrastructure and service capabilities to satisfy the better quality customer. We're dedicated to continuing to improve and tighten our processes to better serve our customer and our investors. We have modified our cap-x plans for the remainder of 2003 to adjust to the current business climate, improve our cash flow and to assure we're well positioned to take advantage of key opportunities that will become available in our markets. The total 2003 cap-x are now expected to be $25 million, which is $5 million lower than previously planned. I will let Dennis Fink, CFO, give you more of the financial details.


DENNIS FINK, EVP AND CHIEF FINANCIAL OFFICER

Thank you, Clarence. First talking about our accounts receivable, at the end of the first quarter our delinquency percentages were approximately the same as the average percentages over the last three years. The allowance for doubtful accounts stood at $5.6 million or 4.7% of the accounts receivable balance of just under $120 million. The Q1 2003 actual write-offs were the lowest since the second half of 2000. However, new bankruptcy notices that we had received during the quarter were modestly higher than the level of the last two years. We believe that the possible bankruptcy reform, which is again working its way up the agenda in Congress has yet again given some reasons for troubled debtors to accelerate their filings into Chapter 7. Moving to inventory, our inventory is up from a year ago approximately $9 million, which is an 8% increase. About half of that increase is attributable to the additional showroom inventory from our store expansion. We had added approximately 290,000 square feet last year, so that is around $5 million worth of inventory. The inventory is up since year end by $7 million, that's about 6%, and most of that increase is due to sales being slower than originally anticipated, but also the fact that we have some duplicate inventories right now -- until we roll the rest of our distribution centers out, convert those distribution operations to the new system and shut down the local warehouses. We will free up some inventory dollars at that time and expect to be back in line really within the next four or five months. I would also like to point out the total amount of change in inventory and receivables was a slight decrease with receivables going down $11 million and inventories increasing $7 million from the year end levels. We had an increase of about $11 million in capital expenditures. The total debt based on those changes, increased just under $2 million, $1.7 million. Our debt to total cap was 26.7%, almost identical to the level it was at year end. Another interesting point, our book value is over $10, it's now $10.47 a share. I also wanted to mention on our

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credit programs, we had outsourced one of those programs, beginning the start of
2002 and in the first quarter of 2002 about 11% of our sales were outsourced under this third party financing program. For the equivalent period in 2003, approximately 17% of our total sales were under this outsourced finance program. For the full-year last year, about 14% of our sales were outsourced as we grew in volume during the year and then as I said, about 17% have been outsourced in the first quarter. The internal program that we run is at about 28% of sales level of new financings during the first quarter, so the combined total is 45%, which is slightly less than the 46 1/2 % rate in last year. The other thing finally to wrap up, is our square footage changes expected this year. We have a more modest expansion plan in terms of stores than we had last year, which was a very aggressive and opportunistic expansion. The total square footage to be added net is expected to be about 115,000 square feet. We're opening four stores, one of those is a replacement store, and we have the possibility of another store closure at the end of the year, which we haven't announced yet, which takes the footage down to the 115,000 foot level for the year. As you look at your models, however, please remember that because of the expansion taking place, largely in the third quarter last year, that the weighted average square footage per quarter increases will still be fairly high throughout the year. In the first quarter, that was a 7 1/2% increase in the weighted average square footage of retail space. In the second quarter the weighted average increase was 7.5%, in the third quarter, 5.5%; and in the fourth quarter it will be less, down to 3.1%, so that for the full-year the total square footage increase will average 5.8%. That's useful as you're working on your models together with the comp store sales assumption that you make, you can have a short cut to expectations for the total sales increases. We are not giving any further projections about the results this year. We will be happy to talk and answer your questions about other things happening in the business and other trends that are developing. I want to remind everyone that we do put out 16 financial press release a year being a retailer, with sales releases every month and four quarterly earnings releases, all of which have comments on them. So we would hope that our investors feel well-informed and we certainly are available, particularly during conference calls like this, to answer additional questions. Before I ask the operator to poll everyone, I will also mention that our Chairman is with us this morning, Mr. Clancy Ridley. If you would, please, operator.

OPERATOR

I would like to remind everyone to ask a question, please press star 1 on your telephone key pad. Questions will be announced by first name. At that time, please state your full name, company name and your question.

If you are using a speaker phone, please pick up your hand set before asking your question. As a reminder, only institutional investors and analysts may ask questions. One moment while we compile the Q&A roster.

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OPERATOR

Your first question comes from Margaret Whelan.

ANALYST - SUSAN MAKLARI

Good morning, it's actually Susan Maklari for Margaret. Can you talk a little bit about in your press release you had a higher discount charge on your outsourced credit programs. Can you explain that a little? And what effect, if any, it has on decisions for future programs?

DENNIS FINK

Yes, Susan, that is strictly just the higher level of sales under the program and it carries a discount, a little over 5%. So as volume goes up, that expense goes up and it is recorded in SG&A.

ANALYST - SUSAN MAKLARI

Okay. .


DENNIS FINK

And I think that the program's worked fine for us, especially for extended promotion offers and in trying to remain competitive we often look to a third party to provide that financing, since we don't want to grow our portfolio and accept the risk from those larger portfolios in this type of a climate.

ANALYST - SUSAN MAKLARI

Okay. And I know you said that you were experiencing some delays with your imports. Is any of that related to SARS? Or have you seen any effect from that?

CLARENCE SMITH

We haven't had any real feel about that yet, Susan. I do anticipate with some of our manufacturers not being able to send their U.S. quality control people over there, we may see some issues, maybe later this summer. But as far as what we have seen this past quarter, that was certainly not related to SARS. It was just a few specific groups that we were back on and, back-ordered on and took us awhile to get caught up.

So no, we haven't seen anything yet. Certainly we're watching it very closely and don't plan to go to China.

ANALYST - SUSAN MAKLARI

Probably a good plan for now. And finally, can you give us a little update on your Havertys brand product?

CLARENCE SMITH

Well, as I mentioned, it is up significantly from last year. We're continuing to eliminate the lines that aren't brands that are important and modify them where it makes sense for the Havertys brand

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program. We feel it's important for us and it's obviously helping us maintain our margins and increase them. So it's an important focus for us going forward. We don't want to go too far with it. We think the mix in the 35% range, maybe a little over that, is about right and we don't want to go too much higher than that right now.

ANALYST - SUSAN MAKLARI

Okay. Thank you.

CLARENCE SMITH

Okay, thanks, Susan.

OPERATOR

Your next question comes from Ulysses Yannas.

ANALYST - ULYSSES YANNAS

Hi, Ulysses Yannas from Buckman and Reec. Is there any way you can give us some idea as to the overall rental cost or rent you're paying on your stores ?

DENNIS FINK

The rental cost, we're running about $30 million a year in rents.


ANALYST - ULYSSES YANNAS

Okay. The new stores, as you are moving in to the Washington, greater Washington area, if I can call it that, I suspect the rent would be higher than your average, wouldn't they?

CLARENCE SMITH

Well, actually, Ulysses, the stores we have up there were ones we acquired. The ones that got us started last year with Homelife stores and we got some really good values on those particularly for the marketplace. And the new store I mentioned going into Bowie is a Homeplace which we got a good deal on. So I would say, possibly relative to the overall average it might be higher, but relative to a marketplace like that, a metro market, I would say they're good rates.

ANALYST - ULYSSEES YANNAS

So essentially the percentage of rentals to your sales shouldn't be increasing that much? That's what I'm focusing on.

DENNIS FINK

It's increased right now relative to last year, because of lower sales volume.

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ANALYST - ULYSSEES YANNAS

Of course.

DENNIS FINK

But no, we expect that to be coming back down as we said in our release, as we get rid of some of the local warehouses being replaced and as volume picks up, to more normal growth levels.

ANALYST - ULYSSEES YANNAS

I do understand correctly that the replacement of the local warehouses will save you starting in the third quarter, at the run rate of $2 million a year?

DENNIS FINK

That's right, so about half a million a quarter.

ANALYST - ULYSSEES YANNAS

Half a million a quarter.

DENNIS FINK

Yes.


ANALYST - ULYSSEES YANNAS

How about the so-called associate or sales component, do you see any significant changes as you are moving up north?

CLARENCE SMITH

I'm sorry, Ulyssees, I didn't understand that.

ANALYST - ULYSSEES YANNAS

What you're paying your associates.

CLARENCE SMITH

What we're paying them. Our associates are still paid primarily on commission.

ANALYST - ULYSSEES YANNAS

Okay.

CLARENCE SMITH

So that doesn't change as we are going into these new marketplace. We are able to bring on people and be competitive. I think they're pleased to join us and we have been able to build good sales teams in these new markets without paying higher rates.

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ANALYST - ULYSEES YANNAS

Do I understand it correctly that about a year after such a store would open, you might get even better quality salespeople from other stores in the area?

CLARENCE SMITH

There is some of that. As people in the marketplace see that we're successful and growing, those who are in other stores that might have done well and were originally reluctant to move, we're able to bring them on. We're hoping that will continue to be the case.

ANALYST - ULYSEES YANNAS

So if I understand correctly, instead of your having a problem in terms of qualified help at the stores, as the store moves out in time, the quality improves rather than deteriorates.

CLARENCE SMITH

I would agree with that, yes, sir.

ANALYST - ULYSSEES YANNAS

Thanks a lot.

CLARENCE SMITH

THANK YOU.

OPERATOR

Your next question comes from Laura Champine.

ANALYST

Hi, this is Laura Champine from Morgan Keegan.

CLARENCE SMITH

Good morning.

ANALYST - LAURA CHAMPINE

Good morning. Can you tell, has there been any improvement in retail traffic trends following the end of combat in Iraq? And can you quantify your consolidated conversion rate or what the change in conversion rate or any quantification you can do for us in retail traffic would be great.

CLARENCE SMITH

Well, that's difficult, Laura. As you know, the war kind of came to a close about the time of Easter week and tax week and those things are some of the slowest times for us. So we haven't seen any major trend. We have some markets say that they feel that things are turning. It's too early for us to say that yet. We're not seeing any major change yet. Now, as far as quantifying it, I don't have good numbers to do

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that. We have talked in the past about our average transaction, which is still around a thousand dollars. We don't have a good enough count yet on our traffic flow and that is something we will be working on later this year to get a better read on that.

ANALYST - LAURA CHAMPINE

And is there any change in your conversion rates that's material over the last, let's say so far in April?

CLARENCE SMITH

No, no changes really from what we have been seeing.

ANALYST  - LAURA CHAMPINE

Thank you.

CLARENCE SMITH

So again, it's just a little too early to see. There certainly wasn't any storming the doors after it looked like Baghdad fell.

ANALYST  - LAURA CHAMPINE

Okay, thank you.

CLARENCE SMITH

Okay, Laura, thank you.

OPERATOR

Your next question comes from John Baugh.

ANALYST - JOHN BAUGH

Good morning.

CLARENCE SMITH

Good morning, John.

ANALYST - JOHN BAUGH

Let's see. The first question is looking at your business price per unit basis, do you look at it that way, Clarence? Can you tell us as you have transitioned for example with Havertys private label doubling in the last year, I'm assuming it's on average at a lower price point, maybe that's a bad assumption. But can you give us some feel for how you're combating deflation? I know leather is up, so that would be a mixed shift that would help you. But can you tell us about that aspect of the business?

CLARENCE SMITH

Well, it's a tough one. And I would say that about a year and a half ago, year ago, we started to see a slow down in some of the higher brand price points and some of that was due to the Asian import influence. And I don't think that we really have a good read on

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that, John, to be honest with you. We're seeing some inflow of goods that we feel comfortable with and we're getting good price points on but I don't see, I just don't have a good read on that.

ANALYST - JOHN BAUGH

Well, you said in your comments that formal dining room was up.

CLARENCE SMITH

That's just total sales.

ANALYST - JOHN BAUGH

That's sales dollars.

CLARENCE SMITH

Sales, exactly.

ANALYST - JOHN BAUGH

But you don't know if that was up 8% units and 3% in sales?

CLARENCE SMITH

We don't really have those numbers accurately enough to give you that. It's just up in percent of sales and sales. So I don't have the units exactly like you would like me to have them.

ANALYST - JOHN BAUGH

Okay. In the SG&A line, we have a pretty good look year over year with sales being flat. Obviously some of the SG&A increase is due to having 6 or 7% new square footage. I wonder, Dennis, if you could break out how much of SG&A is related to that, then how much of SG&A is related to the D.C. expense and then I think you mentioned that half a million a quarter should start going away in that line item starting the third quarter.

DENNIS FINK

Sure. The new stores are adding about $3 million to the quarterly SG&A cost and the distribution centers are adding about $2 million. So that's $5 million of the $7 that we're looking for and the other parts of that are the insurance costs we talked about - coverages of all kinds, and the additional volume going to the third party that's financing our credit program. Then there was also the sale leaseback transaction we did in the third quarter last year and with rates as low as they are, very low rates, and the sale lease-back is like a fixed rate transaction, so the rents on that are up half a million dollars or so relative to the depreciation and interest cost and all of the costs now hits in for those 11 stores on the SG&A line. That's kind of the run down of it. You know, a lot of these costs are like we say, relatively fixed in nature and I have included in there the occupancy

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expense and the administrative expense of those facilities.

ANALYST - JOHN BAUGH


So we wouldn't expect, if we had another 175 million revenue quarter and it was a third or fourth quarter, hopefully we don't have that, but you wouldn't expect, other than the closing of the D.C., you would only expect about half a million to dissipate? Is that right?

DENNIS FINK

Off the top of my head I would say that but I will also tell you, this was the first quarter and it is usually a fair quarter, second quarter is the weakest of the year and if we're in the third and fourth quarter and only experiencing that sort of level of sales, I would feel like we would be cutting back on expenses.

ANALYST - JOHN BAUGH

You would, okay.

DENNIS FINK

If you didn't cut back on expenses, then I would say yes, that's correct, your original assumption.


ANALYST - JOHN BAUGH

Have there been any change in ad spending as a percent of revenue?

DENNIS FINK

I don't think there has. It's just about flat as a percent of sales.

ANALYST  - JOHN BAUGH

And it's been there. Has there been any change in promotions, free interest promotions, what have you?

CLARENCE SMITH

We haven't had any significant changes. . We did go to a 18-month promotion, which is free interest and we will repeat that some time this quarter. But nothing dramatically changed there. Our advertising, John, is right in the mid-5% range right now and that's where it's been the last several quarters.

ANALYST - JOHN BAUGH

And last question, any markets where you are seeing business reports, any changes in competitive dynamics, anybody hurting, anybody panicking, any GOBs, anything like that?

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CLARENCE SMITH

I don't think we have seen anything dramatic there. I don't think any new competitors are really impacting us too significantly, as I understand this is pretty consistent across most of the retailers that we have talked to. I don't know if you're hearing the same thing. I can't say there's anything new out there on the horizon.

ANALYST - JOHN BAUGH

Okay. Hopefully most of the trees have fallen. Good luck.


CLARENCE SMITH

Okay, thanks, John.

OPERATOR

Your next question comes from Richard Diamond.

ANALYST - RICHARD DIAMOND

Yes, good morning. Just a quick thought. Could you provide us some color on your marketing strategy for Memorial Day and Mother's Day going forward, given sort of the weakness we're seeing in the economy?

CLARENCE SMITH

We have a pretty good program for Memorial Day, we're excited about it. We wouldn't give the details of that now. That will be out in a few weeks, so we don't -- we think it will be a very strong event for us and Mother's Day is not usually that important to us. Memorial Day is very important to us. So we will have a big promotion and be aggressive in all of our markets.

ANALYST - RICHARD DIAMOND

Thank you very much.



CLARENCE SMITH

Thank you.

OPERATOR

Your next question comes from Bruce Kennedy.

ANALYST - BRUCE KENNEDY

Good morning, this is Bruce Kennedy from T. Rowe Price.


CLARENCE SMITH

Good morning, Bruce.

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ANALYST - BRUCE KENNEDY

How are you all?

CLARENCE SMITH

Good.

ANALYST - BRUCE KENNEDY

Good. I wanted to ask if you all are seeing anything different in terms of the terms of the concessions which you all get from manufacturers? Are you seeing anything different there? Have you all, given the problems that all the manufacturers are having, have you been able to exact any more favorable payment terms or anything?

CLARENCE SMITH

One of the things that we work on and I mentioned it briefly in my comments, is that we are working with our suppliers who are importing to back us up domestically or at least warehouses in China, so that we get better service and better flow of product. And that's really been our focus. The pricing is changing, as you well know, with the import impact and we haven't tried to get anything better than the best pricing and best service from our vendors. So nothing new that we're really pushing there.

ANALYST - BRUCE KENNEDY

Haven't been any changes in the payment terms or -- from the manufacturers not wanting to reduce the price but maybe doing other things to make the --

CLARENCE SMITH

We try to price FOB our warehouse or local port. So sometimes we're able to get landed pricing so that we know what it's going to be and that might be considered a term concession. But that would probably be the scope of where we're going.

ANALYST - BRUCE KENNEDY

Okay. Thank you all very much.

CLARENCE SMITH

Thank you.

OPERATOR

Again, I would like to remind everyone in order to ask a question, please press star 1 on your telephone key pad. At this time there are no further questions. Do you have any closing remarks? .

CLARENCE SMITH

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Thank you very much, operator. And thank you for listening and your interest in
Havertys, we appreciate you signing on.

OPERATOR

Thank you for participating in today's conference. You may now disconnect. .